Exhibit 99.1

Microbot Medical Appoints Seasoned Medical Expert Dr. Juan Diaz-Cartelle as its New Chief Medical Officer in Anticipation of Its Clinical, Regulatory and Commercial Activities

The former Senior Medical Director for the Peripheral Interventions Division at Boston Scientific Corporation joins the Company as it transitions to the clinical and regulatory phase.

BRAINTREE, Mass., November 21, 2023 – Microbot Medical Inc. (Nasdaq: MBOT), developer of the innovative LIBERTY® Endovascular Robotic Surgical System, today announced the appointment of Dr. Juan Diaz-Cartelle as its new Chief Medical Officer (CMO), effective December 1, 2023. The hiring of Dr. Diaz-Cartelle, a U.S.-based physician, coincides with the transition of the Company focusing mainly on research and development in Israel to the Company increasing its U.S.-based activities, which includes its planned clinical trials for the LIBERTY® Endovascular Robotic Surgical System in the U.S., the regulatory process with the FDA and establishing the commercial foundations to enter the U.S market.

Dr. Diaz-Cartelle brings to Microbot a wealth of experience in the endovascular and interventional space, along with an impressive track record in clinical research.

Before joining the Company, Dr. Diaz-Cartelle served for 14 years as the Senior Medical Director for the Peripheral Interventional Division (Endovascular and Interventional Oncology) at Boston Scientific Corporation. In this role, he played a pivotal part in the development of global clinical strategy and study oversight, supporting commercial activities and future pipeline development. Most recently he served as the Executive Medical Director at Haemonetics Corporation, where he advised the company on new investments in the cardiovascular space, among other responsibilities. Before joining the corporate life, he worked at NYU as a research scientist.

“We are fortunate to have Dr. Diaz-Cartelle join our team, especially with his extensive experience in the endovascular and interventional space. Dr. Diaz-Cartelle’s appointment is a testament to our commitment to excellence in our transition to the clinical and regulatory phase, especially as we are approaching our IDE submission and our upcoming clinical trial in the U.S.,” said Harel Gadot, Chairman, President & CEO of Microbot Medical. “His deep knowledge in clinical trial management, as well as leading medical affairs activities, will be invaluable as we work towards FDA clearance and continue to set new standards in robotic surgery.”

“I’m thrilled to join Microbot at this stage, as through my career, and especially over the past few years, I became a true believer in the role of robotics in the endovascular space,” said Dr. Diaz-Cartelle. “I’m looking forward to being part of the team that supports the clinical trials and eventually the commercialization of the LIBERTY System, and to bring added value to physicians, patients and healthcare systems globally.”

Dr. Diaz-Cartelle succeeds Dr. Eyal Morag, the Company’s previous CMO, who was based out of Israel and played an integral part of the development and testing of the LIBERTY Endovascular Robotic System from its inception phase. The Company is grateful for Dr. Morag’s vast contribution to the Company over the years and wishes him success in his next ventures.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a pre-clinical medical device company that specializes in transformational micro-robotic technologies, with the goals of improving clinical outcomes for patients and increasing accessibility through the natural and artificial lumens within the human body.

The LIBERTY Endovascular Robotic Surgical System aims to improve the way surgical robotics are being used in endovascular procedures today, by eliminating the need for large, cumbersome, and expensive capital equipment, while reducing radiation exposure and physician strain. The Company believes the LIBERTY Endovascular Robotic Surgical System’s remote operation has the potential to be the first system to democratize endovascular interventional procedures.

Further information about Microbot Medical is available at http://www.microbotmedical.com.

Safe Harbor

Statements to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the development and/or commercialization of potential products, including LIBERTY, the outcome of its studies to evaluate LIBERTY, whether the Company’s core business focus program and cost reduction plan are sufficient to enable the Company to continue to focus on its LIBERTY technology while it stabilizes its financial condition and seeks additional working capital, any failure or inability to recruit physicians and clinicians to serve as primary investigators to conduct regulatory studies which could adversely affect or delay such studies, uncertainty in the results of pre-clinical and clinical trials or regulatory pathways and regulatory approvals, disruptions resulting from new and ongoing hostilities between Israel and the Palestinians, such as employees of Microbot and its vendors and business partners being called to active military duty, any lingering uncertainty resulting from the COVID-19 pandemic, need and ability to obtain future capital, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Investor Contact:

Michal Efraty

+972-(0)52-3044404

IR@microbotmedical.com